Exhibit 99.1

NEWS RELEASE

CPS Announces $442.4 Million Senior Subordinate Asset-Backed Securitization

LAS VEGAS, Nevada, January 22, 2025, (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) announced the closing of its first term securitization in 2025 on Wednesday January 22, 2025. The transaction is CPS's 54th senior subordinate securitization since the beginning of 2011 and the 37th consecutive securitization to receive a triple “A” rating from at least two rating agencies on the senior class of notes.

In the transaction, qualified institutional buyers purchased $442.4 million of asset-backed notes secured by $462.5 million in automobile receivables originated by CPS. The sold notes, issued by CPS Auto Receivables Trust 2025-A, consist of five classes. Ratings of the notes were provided by Standard & Poor’s and DBRS Morningstar, and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.

Note Class	Amount (in millions)	Interest Rate	Average Life (years)	Price	S&P’s Rating	DBRS Rating
A	$ 202.361	4.77%	0.68	99.99342%	AAA	AAA
B	$ 60.820	5.02%	1.75	99.98838%	AA	AA
C	$ 76.324	5.25%	2.44	99.99740%	A	A
D	$ 47.410	5.66%	3.30	99.98016%	BBB	BBB
E	$ 55.505	7.65%	4.06	99.97327%	NR	BB

The weighted average coupon on the notes is approximately 5.88%.

The 2025-A transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance and overcollateralization of 4.35%. The transaction agreements require accelerated payment of principal on the notes to reach overcollateralization of the lesser of 8.50% of the original receivable pool balance, or 23.00% of the then outstanding pool balance.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811